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EXHIBIT 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 25th day of April, 2002

BETWEEN:

    JONES SODA CO, a Washington corporation, located at 234 9th Avenue North, Seattle, Washington 98109

    (the "Employer")

AND:

    PETER VAN STOLK of

    (the "Employee")

WHEREAS:

  A.
  The Employee is one of the key executives of the Employer and has experience in the area of business in which the Employer is involved;

  B.
  The Employee is currently employed by the Employer. The Employer and the employee have agreed to enter into this Agreement which shall govern the employment relationship of the parties from this date forth. This Agreement shall replace the any previous agreements of employment between the Employer and the Employee (whether written or oral) in their entirety and any such previous agreements shall be terminated and shall be of no further effect from this date forth.

  C.
  The Employer has agreed to continue the employment of the Employee as the Chief Executive Officer and the Employee has agreed to accept such continued employment with the Employer in accordance with the terms of this Employment Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and representations herein contained, the parties hereto agree as follows:

1.    Employment.

1.01	The Employer shall employ the Employee in the position of Chief Executive Officer under the terms of this Agreement commencing on April 1, 2002 and continuing for a period of time specified in Paragraph 3 herein, subject to the terms contained in said Paragraph. The terms of this Agreement shall supercede any prior arrangement or understanding between the parties regarding the Employee's employment by the Employer.
1.02
At any date following October 1, 2002, the Board of Directors of the Employer (the "Board") may elect to change the title of the Employee to a title mutually agreed to by Employer and Employee. Such change of title shall not alter any of the other terms and conditions of this Agreement.

2.    Duties.

2.01	The Employee shall be employed by the Employer as Chief Executive Officer or, pursuant to the terms of paragraph 1.02, as to a title mutually agreed to by Employer and Employee, in accordance with such duties and assignments as set out in the job description attached hereto as Schedule "A" this Agreement. The Employee shall report to the Employer's Executive Chairman and Board of Directors, and his powers, authority and employment duties shall be subject to the direction and authority of the Executive Chairman. It is contemplated that, in connection with each annual meeting of shareholders (or action by written consent in lieu thereof) of the Employer while the Employee remains employed under this Agreement, the Board will nominate the Employee for election as a member of the Board, and the shareholders of the Employer will reelect the Employee as a member of the Board.
2.02
The Employee shall, at all times, excluding any periods of disability, vacation, statutory holidays or sick leave to which the Employee is entitled, devote such of his time, attention, knowledge and skills as is reasonably required to diligently, competently and effectively perform his duties and, without limiting the generality of the foregoing, carry out his obligations as set forth in Schedule "A."
2.03
The Employee may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or manage personal investments; and Employee's participation in and/or receipt of payment for such activities shall not be deemed to violate this Agreement.
2.04
The Employer shall provide the means and resources to enable the Employee to meet his duties and, without limiting the generality of the foregoing, carry out his obligations as set forth in Schedule "A."
2.05
Excluding any periods of disability, vacation, statutory holidays or sick leave to which the Employee is entitled, the Employee shall attend to his duties within, but not limited to, the normal business hours of the Employer, being Monday to Friday inclusive during each week and during such additional hours and other times as may be reasonably required as mutually agreed upon or reasonably necessary for the Employee to fully and effectively carry out his duties.

3.    Term.

3.01	This Agreement is for a term of TWO (2) YEARS, commencing April 1, 2002 and concluding on March 31, 2004 and thereafter this Agreement shall remain in effect from month-to-month until new mutually agreeable terms have been negotiated between the Employer and the Employee or until this Agreement has been terminated in accordance with the provisions of this section.
3.02	The Employee's employment under this Agreement may be terminated as follows:
    (a)
    at the Employee's option if there is a breach or default of any term of this Agreement by the Employer, and if such breach or default has not been remedied or is not being remedied to the satisfaction of the Employee acting reasonably, within 14 days after written notice including a detailed description of the breach or default has been delivered by the Employee to the Employer; or

    (b)
    at the Employee's option, at any time after the expiration of 14 days of the date on which there is a Change in Control of the Employer or if there is a change in the Employer's management or reporting structure;

      (i)
      For the purposes of this Agreement, a Change in Control shall be deemed to occur when:

      a.
      a majority of the directors elected at any annual or special general meeting of shareholders of the Employer are not individuals nominated by the Employer's then incumbent Board of Directors.

    (c)
    by the Employee, upon giving 14 days notice of resignation;

    (d)
    at any time by the Employer, without notice and without payment (except Employee's base salary and accrued, unused vacation through the date of termination) in lieu of notice, for cause limited to:

    (i)
    fraud or dishonesty materially injurious to the Employer or any act or omission in willful disregard of the interests of the Employer that substantially impairs the Employer's business;

    (ii)
    conviction or a plea of guilty or no-contest by the Employee to a felony; or

    (iii)
    the material breach or default of any term of this Agreement by the Employee if such breach or default has not been remedied or is not being remedied to the satisfaction of a majority of the members of Employer's Board of Directors (following a vote of all members) acting reasonably and within 14 days after written notice including a detailed description of the breach or default has been delivered by the Employer to the Employee; or

    (e)
    by the Employer without cause, upon giving 14 days notice of termination; or

    (f)
    The Employee becoming disabled for a period exceeding 180 consecutive days or 180 days calculated on a cumulative basis over any two year period during the term of this Agreement; or

    (g)
    The death of the Employee.

3.03	If the Employee's employment terminates pursuant to subparagraph 3.02(a) (b) or (e), then in recognition of the Employee's significant financial and other contributions to the Employer since the commencement of his employment, the Employee shall receive from the Employer:
    (a)
    a payment equal to one month of his annual salary in effect at the time of his termination pursuant to the Schedule of remuneration set out in Paragraph 4 multiplied by the amount of months remaining under this Agreement, payable in equal monthly installments over a 12 month period, but in no case shall the amount payable be less than one year's base salary; and

    (b)
    his stock options in the amount mutually agreed to pursuant to subparagraph 4.02 herein for the year of termination. The Employee shall also have the right to exercise any unused stock options pursuant to the Stock Option Agreement attached hereto as Schedule "B" for the duration of the term of the Stock Option Agreement.

3.04	If the Employee resigns pursuant to subparagraph 3.02(c), he shall (a) receive his stock option in accordance with subparagraph 3.04(b) plus his base salary and accrued, unused vacation through the date of termination, and (b) shall be entitled to enter into a agreement with the Employer under which the Employee shall become a consultant to the Employer regarding branding and marketing issues, such consulting agreement to be on terms negotiated in good faith between the Employer and the Employee at the time of such termination, provided that (i) such consulting agreement shall be for a period not less than the balance of the term then remaining under this Agreement, and (ii) the consulting fees and benefits to be paid under such agreement shall be not less than the salary paid to the Employee under paragraph 4.01 of this Agreement.
3.05
If Employee's employment terminates pursuant to subparagraph 3.02 (f) or (g), the Employer shall pay to the Employee's estate or legal representative in a lump sum an amount equal to the Employee's base salary and accrued, unused vacation through the date of termination, plus one additional year's base salary.
3.06
In addition to any amounts or benefits payable under this Paragraph, Employee shall be entitled to any payments or benefits provided under the terms of any plan, policy or programs of the Employer or as otherwise required by applicable law.

4.    Remuneration.

4.01	The Employer shall pay to the Employee a minimum annual salary of One Hundred Thousand Dollars ($100,000 US) in bi-weekly installments, provided that $10,000 of this salary benefit shall be taken by the Employee in the form of the use of an apartment maintained by the Employer on behalf of the Employee in Vancouver, Canada.
4.02
Prior to the first day of each year of employment under this Agreement, the Employer and Employee shall negotiate a salary adjustment, stock option, and bonus provision, which may increase but shall not reduce Employee's remuneration under this Agreement. Employee shall receive annual stock options equal to a minimum of four (4) times the number of options granted to any one of the Employer's outside directors. If the Board of Directors proposes to grant options in excess of 80,000 per year to any person or entity, the non-effected Board members must vote unanimously to support such grant. Non-effected for this purpose excludes Employee and any person to whom the options would be granted.
4.03	The Employer shall pay for and provide the Employee with the following benefit plans:
    (a)
    Full medical and dental coverage as accorded any other senior executive employee.

    (b)
    All other retirement, savings, incentive, and/or benefit plans and programs granted from time to time to any other senior executive.

4.04	Employee hereby authorizes the Employer to deduct from the Employee's salary all deductions required by law to be made by the Employer.
4.05
Employer shall furnish the Employee with an automobile, of a price and class similar to that currently used by the Employee, to be used by the Employee in the performance of his duties under this Agreement, and the Employer shall pay one-half of all acquisition, fuel and maintenance expenses of the automobile.
4.06
Employer shall provide, at no expense to the Employee, a term life insurance policy in the amount of $1.5 Million (US Dollars) on the life of the Employee and payable to the Employee's designated beneficiary.
4.07
If it is determined that any payment to the Employee pursuant to this Agreement or any other payment or benefit from the Employer, any affiliate or shareholder of the Employer or any other person would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law, then the Employee shall receive a tax gross-up payment with respect to all such excise taxes and similar taxes.

5.    Holidays.

5.01	The Employee shall be entitled to payment of statutory holidays and a four (4) week annual vacation.

6.    Expenses.

6.01	The Employer shall provide compensation for expenses actually and properly incurred by the Employee in connection with his duties under this Agreement including, but not limited to:
    (a)
    reimbursement for all actual travel expenses within two (2) weeks of submitting an expense claim by the Employee;

    (b)
    any other costs of expenses to the Employee, as from time to time may be mutually agreed upon.

7.    Bonuses.

7.01	In addition to the annual base salary, provided the Employee is employed by the Employer under this Agreement on December 31, 2003, the Employee will be entitled to receive a bonus for fiscal 2003 of options to purchase 150,000 common shares of the Employer, such options to have an exercise price equal to the average weighted US dollar OTC trading price of the Employer's common stock for the 10 trading days following the date of this Agreement, provided that such options shall be granted only if the Employer has positive net income for fiscal 2003 as set forth in the audited financial statements of the Employer for the fiscal year ended December 31, 2003.
7.02
The Employee will be eligible to receive an additional annual bonus at the end of each fiscal year in which this Agreement is in effect. Such bonus shall be determined by the Executive Chairman with regard to his performance and the level of profitability of the Employer, and shall be commensurate with the bonus criteria and amounts established for other senior executives of the Employer.

8.    Insurance/Indemnification.

8.01	Insurance. The Employer shall use reasonable efforts to provide the Employee with director's and officer's liability insurance appropriate to the nature of his responsibilities under this agreement, provided that the Employer is able to obtain such insurance coverage for all of its directors and officers at a reasonable cost, as determined by the board of directors in its sole discretion.
8.02
Indemnification. The Employer shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee's service as an officer or employee of Employer to the fullest extent allowed by law.

9.    Restrictive Covenants.

9.01	Non-Competition.
    (a)
    During the term of this Agreement and for the twelve (12) months following the termination or expiration of this Agreement, the Employee shall not:

    (i)
    own or have any interest directly in;

    (ii)
    act as an officer, director, agent, employee or consultant of; or

    (iii)
    assist in any way or in any capacity, any person, firm, association, partnership, corporation or other entity which is a business that competes with the business then engaged in by the Employer (the "Competitive Entity").

    (b)
    During the term of this Agreement and for the eighteen (18) months following the termination or expiration of this Agreement or any subsequent consulting agreement entered into between the Employee and the Employer, the Employee shall not encourage, assist or otherwise facilitate any employee of, or supplier or distributor to, the Employer, to enter into a contract or arrangement of employment, supply or distribution with a business that competes with the business then engaged in by the Employer (the "Competitive Entity").

    (c)
    For the purposes of this Agreement, and Sections 9.01(a) and (b) specifically, and without otherwise limiting its meaning, the parties agree that the term "Competitive Entity" does not include any company which is in the business of producing or selling only beer or alcoholic beverages, or whose business does not involve selling beverage products that compete with the beverage products being produced or sold by Employer.

    (d)
    The restriction set out in subparagraph 9.01(a) above shall not apply to the Employee's ownership of less than ten percent (10%) of the publicly traded securities of any Competitive Entity.

    (e)
    The Employee acknowledges that the restrictions contained in this Section 9.01 are reasonable; however, in the event that any court should determine that any of the restrictive covenants contained herein are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.02	Delivery of Records.

    (a)
    Upon the termination of the Employee's employment with the Employer, the Employee will deliver to the Employer all books, records, lists, brochures and other property belonging to the Employer or developed in connection with the business of the Employer.

9.03	Confidentiality.
    (a)
    The term "Confidential Information" means any and all information concerning the business of the Employer which the Employee may receive or develop as a result of his employment. All documents, procedures, policies, programs, reports, plans, proposals, technical information, know-how, systems and other information unique to the Employer, its customers or principals, received or developed by the Employee are the property of the Employer or parties for whom the Employer acts as agent or who are customers of the Employer, as the case may be and are strictly confidential to the Employer and/or such parties. The Employee shall not make any unauthorized disclosure or use of and shall use his best efforts to prevent publication or disclosure or use of such Confidential Information.

    (b)
    The Employee acknowledges that any unauthorized disclosure or use of such Confidential Information by the Employee may result in material damages to the Employer and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the Employee.

    (c)
    Except as authorized by the Employer, the Employee will not:

    (i)
    duplicate, transfer or disclose nor allow any other person to duplicate, transfer or disclose any of the Employer's Confidential Information;

    (ii)
    use the Employer's Confidential Information without the prior written consent of the Employer; or

    (iii)
    incorporate, in whole or in part, within any domestic or foreign patent application any proprietary or Confidential Information disclosed by the Employer

    (d)
    The Employee will safeguard all Confidential Information at all times so that it is not exposed to or used by unauthorized persons, and will exercise at least the same degree of care used to protect the Employee's own Confidential Information.

    (e)
    The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

    (i)
    is or later becomes publicly known under circumstances involving no breach of this Agreement by Employee;

    (ii)
    is already known to the Employee at the time of receipt of the Confidential Information;

    (iii)
    is lawfully made available to the Employee by a third party; or

    (iv)
    is independently developed by an employee of the Employee who has not been privy to the Confidential Information provided by the Employer; or

    (v)
    Pursuant to Washington law, these restrictions shall not apply to any invention (a) for which no equipment, supplies, facilities or trade secret information of the Employer was used, and (b) which was developed entirely on Employee's own time, and (c) which neither relates to the Employer's business or to the Employer's demonstrably anticipated research or development, nor results from any work performed by the Employee for the Employer.

    (f)
    If the Employee contends that any such information disclosed to him by the Employer is in the public domain or was in the possession of the Employee prior to such disclosure and not under an obligation of confidence, the Employee will, within ten (10) days of receipt by the Employee of such disclosure give written notice of such contention of the Employer, which written notice shall include a complete identification of the information in question and the derivation thereof, including particulars of any contract in which the Employee or any other person has made use of such concept or information. If the Employee has not within ten (10) days of receipt by the Employee of such disclosure given such written notice to the Employer, then it shall be conclusively presumed that all information communicated by the Employer to the Employee concerning the developments originated with the Employer and constitutes secret and Confidential Information and know-how.

    (g)
    The Employee hereby certifies that he has not brought and will not bring with the Employee to the Employer or use while performing his employment duties for the Employer any materials or documents of a former employer of the Employee which are not generally available to the public except that know-how to which the right to use has been duly licensed to the Employer by such former employer. The Employee understands that while employed by the Employer, the Employee is not to breach any obligation of confidence or duty and the Employee agrees that he will fulfill all such obligation during his employment with the Employer.

    (h)
    No patent rights or licenses are granted by this Agreement and patent rights or licenses now or developed during the term of this Agreement are the property of the Employer. The disclosure of Confidential Information under this Agreement shall not result in any obligation for either party to grant any rights in its patent rights or Confidential Information, and no other obligations of any kind are assumed by or implied against either party, except for those stated in this Agreement

    (i)
    The provisions of Section 8.0 shall survive the termination of this Agreement.

10.  Governing Law.

10.01	This Agreement shall be construed in accordance with and governed by the laws of the State of Washington and any action shall be brought in King County, Washington.

11.  Entire Agreement.

11.01	This Agreement and Stock Option Agreement between Employer and Employee constitute the entire Agreement between the parties and there are no written or oral inducements, promises or agreements except as contained in these Agreements.
11.02
Any notice required to be given under this Agreement is deemed to have been sufficiently given if mailed by prepaid registered mail or delivered at the address of the other party set out above, or at such other address as the other party may from time to time direct, in writing, and that notice shall be deemed to have been received, if mailed seventy-two (72) hours after the time of mailing, and if delivered, upon the date delivered. If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other services which have not been interrupted or shall deliver such notice in order to ensure prompt receipt thereof.
11.03
Should there be disagreement or a dispute between the parties with respect to this Agreement or the interpretation hereof, the disagreement or dispute shall be referred to a single arbitrator pursuant to the American Arbitration Association ("AAA") rules for the State of Washington for commercial disputes, at the expense of the Employer, and the determination of that arbitrator shall be final and binding upon the parties.

12.  Interpretation.

12.01	The paragraph headings appearing in this Agreement have been inserted as a matter of convenience and for reference only and in no way defined, limited or enlarge the scope of meaning of this Agreement.
12.02	Wherever the feminine is used in this Agreement the same shall be deemed to include the masculine where the context so requires.

13.  Inurement.

13.01	This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, successors and assigns.

14.  Contingency.

14.01	This Agreement is contingent upon the approval by a majority of the Board of Directors at a special meeting, to be held within thirty (30) days, of a resolution recommending shareholder approval for a conversion of employee's stock currently held in the escrow tied to profitability to a new escrow which is no longer contingent but rather based upon the time-release formula approved by the Vancouver Stock Exchange. In addition, the Board must also agree to pledge all of their shares and any shares held by any affiliate to support shareholder vote approving this conversion. If such resolutions are not approved by the Board of Directors, the prior employment agreement between the Employer and the Employee shall remain in effect until and unless a different agreement is mutually agreed upon.

IN WITNESS WHEREOF, the parties hereto have set their hands this day and year first above written.

EMPLOYER:		EMPLOYEE:
JONES SODA CO
/s/ PETER VAN STOLK PETER VAN STOLK
By:	/s/ MICHAEL FLEMING Michael Fleming Chair of Compensation Committee of Board of Directors

Schedule A

Responsibilities and Duties of the Employee

  •
  Acting as the 'public face' of Jones Soda Co, including presenting Jones Soda Co to the press and public and speaking on behalf of Jones at all industry conferences and events

  •
  The generation of profitable sales of Jones Soda, Jones Naturals and Jones Energy, including assisting the Jones salesforce and Jones distributors in generating such sales

  •
  Leading the development and enhancement of Jones Soda, Jones Naturals and Jones Energy in order to generate profitable sales for these products

  •
  Leading the development and enhancement of the Jones brand identity including assisting in the development of marketing campaigns and strategies for Jones Soda, Jones Naturals and Jones Energy

  •
  Developing profitable strategic alliances and partnerships between Jones Soda Co and other beverage and non-beverage partners

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  EXHIBIT 10.11
EMPLOYMENT AGREEMENT